EXHIBIT 2.9.4

FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT

This FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of July 13, 2022, by and between W.S. BADCOCK CORPORATION, a Florida corporation (“Seller”), and OAK STREET REAL ESTATE CAPITAL NET LEASE PROPERTY FUND (COLLECTOR), LP, a Delaware limited partnership (“Purchaser”).

RECITALS:

A.Seller and Purchaser entered into a Purchase and Sale Agreement, dated as of May 25, 2022 (as amended by that certain First Amendment to Purchase and Sale Agreement, dated as of June 24, 2022, by and between Seller and Purchaser, that certain Second Amendment to Purchase and Sale Agreement, dated as of June 30, 2022, by and between Seller and Purchaser, and that certain Third Amendment to Purchase and Sale Agreement, dated as of July 6, 2022, by and between Seller and Purchaser, the “Agreement”).

B.Purchaser and Seller desire to amend the Agreement as more particularly set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

1.Recitals. The foregoing recitals are correct and are incorporated herein.

2.Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

3.Due Diligence Date. The Due Diligence Date is hereby extended to August 2, 2022.

4.Effect of this Amendment. Except as expressly modified in this Amendment, the Agreement will continue in full force and effect according to its terms, and Purchaser and Seller hereby ratify and affirm all of their respective rights and obligations under the Agreement.

5.Governing Law. This Amendment shall be governed by and construed in accordance with Section 25.6 of the Agreement.

6.Successors and Assigns. This Amendment shall bind and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns.

7.Counterparts; Electronic Signatures. This Amendment may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Electronic signatures or signatures by any other electronic means intended to preserve the original graphic and pictorial appearance of a document (e.g., through e-signature applications such as DocuSign) on this Amendment shall be valid and enforceable to the same extent as original signatures.

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IN WITNESS WHEREOF, the parties have signed and delivered this Amendment, effective as of the date first set forth above.

SELLER:

W.S. BADCOCK CORPORATION,
a Florida corporation

By:	/s/ Robert B. Burnette
Name:	Robert B. Burnette
Title:	President

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PURCHASER:

OAK STREET REAL ESTATE CAPITAL NET LEASE PROPERTY FUND (COLLECTOR), LP, a Delaware limited partnership

By:    OAK STREET REAL ESTATE CAPITAL NET LEASE PROPERTY FUND GP, LLC, a Delaware limited liability company, its general partner

By:	/s/ Michael Reiter
Name:	Michael Reiter
Title:	Manager

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